Exhibit 4.9

THIS AGREEMENT made as of the ___ day of January, 2006.

BETWEEN:

HELIX BIOPHARMA CORP., a corporation pursuant to the
Canada Business Corporations Act having an address at 305
Industrial Parkway South, Unit 3, Aurora, ON, L4G 6X7.

(the “Company”)

AND:

_________________, having an address at ______________ ____________________

(the “Executive”)

WHEREAS:

A.   The Executive is a director or officer, or both, of the Company or a Company Subsidiary (as hereinafter defined);

B.
The Company has agreed to indemnify its directors and officers, and those of its subsidiaries, in respect of actions or proceedings to which they may be made a party by reason of being or having been a director or officer of the Company or of a Company Subsidiary;

NOW THEREFORE in consideration of the premises, the sum of $1.00 now paid by the Executive to the Company and other good and valuable consideration, receipt and adequacy whereof are hereby acknowledged, the parties do hereby agree as follows:

1.    Company Subsidiaries

In this Agreement, a “Company Subsidiary” shall mean any company which is a subsidiary of the Company pursuant to the Canada Business Corporations Act. In addition, for purposes of this Agreement, any entity of which the Executive acts, has acted, or may hereafter act, as a director or officer, or in a similar capacity, at the request of the Company, shall be deemed to be a Company Subsidiary, provided that the indemnity herein contained shall extend only to those costs, charges and expenses which arise out of acts and omissions of the Executive in his or her capacity as a director or officer, or in a similar capacity, of a Company Subsidiary during the time that the Executive acted in such capacity pursuant to the request of the Company.

2.    Indemnification

Except in respect of an action by or on behalf of the Company or a Company Subsidiary to procure a judgment in its favour, the Company shall indemnify the Executive and his or her heirs and legal representatives (collectively, the “Indemnitees”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is involved because of his or her association as a director or officer, or as an individual acting in a similar capacity, of the Company or of a Company Subsidiary, if:

(a)	the Executive acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the Company Subsidiary; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his or her conduct was lawful.

3.    Advance of Costs

The Company may advance moneys to the Executive for the costs, charges and expenses of a proceeding referred to in section 2. The Executive shall repay the moneys if the Executive does not fulfil conditions (a) and (b) of section 2.

4.    Indemnification in derivative actions

The Company shall with the approval of a court indemnify the Indemnitees under section , and advance money to the Indemnitees under section 3, in respect of an action by or on behalf of the Company or a Company Subsidiary to procure a judgment in its favour, to which the Indemnitees or any of them are made a party by reason of the Executive being or having been a director or an officer, or an individual acting in a similar capacity, of the Company or the Company Subsidiary, against all costs, charges and expenses reasonably incurred by the Indemnitees in connection with such action if the Executive fulfils the conditions set out in paragraphs 2(a)and 2(b).

5.    Agreement Extends to All Past, Present and Future Director and Officer Positions

This Agreement and the indemnities provided for herein shall extend to all director and officer and similar positions which the Executive held prior to the date hereof, now holds, or may hereafter hold, in the Company or a Company Subsidiary from time to time.

6.    Taxable Benefits

If the Indemnitees or any of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Agreement for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in sections 2 and 4 above and all income taxes payable as a result of the receipt of the indemnity payment.

7.    Indemnification Notice

Upon receipt of a written request (the “Indemnification Notice”) by an Indemnitee for indemnification under section 4 of this Agreement, the Company will forthwith apply to the Ontario Superior Court of Justice, or other appropriate court of competent jurisdiction, for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

8.    No Invalidation

Any failure by the Executive in his capacity as a director or officer, or in a similar capacity, of the Company or a Company Subsidiary to comply with the provisions of the constating documents or by-laws or rules of the Company or the Company Subsidiary, or of the statute pursuant to which the Company or the Company Subsidiary was incorporated or organized, will not invalidate any indemnity to which he or she is entitled under this Agreement.

9.    Representations and Warranties of The Company

The Company represents and warrants to the Executive, and acknowledges that the Executive is relying on such representations and warranties, that:

(a)	The Company has the requisite corporate power and authority to enter into this Agreement and has taken all necessary steps to validly approve the execution and delivery of this Agreement; and

(b)	this Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company.

10.    Legal Advice

The Executive hereby represents and warrants to the Company and acknowledges and agrees that the Executive has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the Executive did not avail himself or herself of that opportunity prior to signing this Agreement, the Executive did so voluntarily without any undue pressure by the Company or otherwise and agrees that the Executive’s failure to obtain independent legal advice shall not be used by the Executive as a defence to the enforcement of the Executive’s obligations under this Agreement.

11.    Miscellaneous

(a)	Enurement This Agreement shall enure to the benefit of the Indemnitees and is binding on the Company and its successors.

(b)	Assignment A party to this Agreement may not assign his rights under this Agreement without the prior written consent of the other party to this Agreement.

(c)
Number and Gender Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, the feminine or the body corporate where required by the context.

(d)
Severability If any provision of this Agreement is or becomes unenforceable or invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of remaining provisions of this Agreement and such provision will be severable from the remainder of this Agreement.

(e)	Headings The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

(f)	Governing Law This Agreement shall be construed in accordance with the laws of the Province of Ontario.

(g)
Entire Agreement This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, by and between any of the parties hereto with respect to the subject matter hereof.

(h)	Survival This Indemnity will survive the resignation, removal, or other termination of the Executive’s appointment as a director or officer of the Company or a Company Subsidiary.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the day and year first set forth above.

HELIX BIOPHARMA CORP.

Per: _________________________
    Authorized Signatory

_______________________________
Executive